                                                             EXHIBIT  11

                    SPORTMART, INC. AND SUBSIDIARY
                     COMPUTATION OF LOSS PER SHARE
             (Amounts in thousands except per share data)
                              (Unaudited)

                                                            Thirteen Weeks Ended          Thirty-nine Weeks Ended
                                                          November 2,    October 27,    November 2,    October 27,
                                                             1997           1996           1997          1996
Financial statement computations:

  Loss) income before income taxes                        $(6,167)        $(3,587)       $(3,389)       $2,539
  Income tax benefit (provision)                            2,467           1,507          1,356        (1,062)
  Loss) income before extraordinary item                   (3,700)         (2,080)        (2,033)        1,477
  Loss from extraordinary item, net of tax                      -            (462)             -          (462)
  Net (loss) income                                       $(3,700)        $(2,542)       $(2,033)       $1,015

Net (loss) income per  share:

  Shares used in primary loss per share computation:
     Weighted average shares outstanding                   12,891          12,835         12,883         12,823
     Net additional shares assuming options exercised and
     proceeds used to purchase treasury shares (1)              -               -              -              -

     Common and common equivalent shares                   12,891          12,835         12,883         12,823

  Primary (loss) earnings per share before
    extraordinary item                                    $  (.29)        $  (.16)       $  (.16)       $   .12
  Primary loss per share from extraordinary item                -            (.04)             -           (.04)
  Primary (loss) earnings per share                       $  (.29)        $  (.20)       $  (.16)       $   .08

  Shares used in fully diluted loss per share computation:
     Weighted average shares outstanding                   12,891          12,835         12,883         12,823
     Net additional shares assuming options exercised and
      proceeds used to purchase treasury shares (1)             -               -              -              -
  Common and common equivalent shares                      12,891          12,835         12,883         12,823

  Fully diluted (loss) earnings per share before
    extraordinary item                                    $  (.29)        $  (.16)       $  (.16)       $   .12
  Fully diluted loss per share from extraordinary item          -            (.04)             -           (.04)
  Fully diluted (loss) earnings per share                 $  (.29)        $  (.20)       $  (.16)       $   .08
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(1) Certain common stock equivalents are antidilutive; therefore, they are not included in the calculation.